Exhibit 3.1

SABRA HEALTH CARE REIT, INC.

ARTICLES SUPPLEMENTARY

7.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Sabra Health Care REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, and a duly authorized committee thereof, have classified and designated 5,750,000 of the authorized but unissued shares of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), as shares of a separate class of Preferred Stock, designated as “7.125% Series A Cumulative Redeemable Preferred Stock,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as follows, which, upon any restatement of the Charter, shall be made a part of Article VI of the Charter (or any successor provision thereto) with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

7.125% Series A Cumulative Redeemable Preferred Stock

(1) Designation and Number. A series of Preferred Stock, designated as the “7.125% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.01 per share. The number of shares of Series A Preferred Stock is 5,750,000.

(2) Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, rank (a) senior to all classes or series of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), and any other class or series of Capital Stock (as defined in Section 7.1 of the Charter, which, for the avoidance of doubt, excludes any convertible or exchangeable debt securities which, prior to conversion or exchange, rank senior in right of payment to the Series A Preferred Stock), now or hereafter issued and outstanding, the terms of which provide that such Capital Stock ranks, as to the payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, junior to such Series A Preferred Stock (“Junior Shares”); (b) on parity with any other classes or series of Capital Stock, now or hereafter issued and outstanding, the terms of which specifically provide that such Capital Stock ranks on parity with the Series A Preferred Stock as to the payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Shares”); and (c) junior to any class or series of Capital Stock, hereafter issued and outstanding, the terms of which specifically provide that such Capital Stock ranks senior to the Series A Preferred Stock as to the payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(3) Dividends.

(a) Subject to the preferential rights of the holders of any class or series of Capital Stock ranking senior to the Series A Preferred Stock as to dividends, holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends per share of Series A Preferred Stock at the rate of 7.125% per annum of the $25.00 liquidation preference of each share of Series A Preferred Stock (equivalent to the fixed annual amount of $1.78125 per share).

(b) Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from, but excluding, the most recent Series A Dividend Payment Date (as defined below) with respect to which dividends were actually paid in full on the outstanding shares of Series A Preferred Stock, or, if dividends have not been paid in full on the outstanding shares of Series A Preferred Stock from the original date of issuance of the Series A Preferred Stock (the “Series A Original Issue Date”), from and including the Series A Original Issue Date. Dividends shall be payable in cash (i) for the period from the Series A Original Issue Date to and including May 31, 2013 and (ii) for each quarterly dividend period thereafter, beginning on June 1, 2013, quarterly in equal amounts, in arrears on or about the last calendar day of each February, May, August and November of each year, beginning on May 31, 2013 (each such day being hereinafter called a “Series A Dividend Payment Date”); provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as defined in Section 7.1 of the Charter), the dividend which would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day, with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. A dividend period is the respective period commencing on and including the first day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of Series A Preferred Stock shall be redeemed, converted or otherwise reacquired by the Corporation). Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 35 and not fewer than ten days preceding the applicable Series A Dividend Payment Date, as shall be fixed by the Board of Directors. Notwithstanding any provision to the contrary contained herein, the dividend payable on each share of Series A Preferred Stock outstanding on any record date for the determination of holders of Series A Preferred Stock entitled to receive any dividend thereon shall be equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such record date. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. Notwithstanding the foregoing, after full cumulative dividends on the outstanding Series A Preferred Stock have been paid or declared and funds therefor set apart for payment with respect to a dividend period, the holders of Series A Preferred Stock will not be entitled to any further dividends with respect to that dividend period.

(c) No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors or declared and paid or declared and set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law.

(d) Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(c) exist, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(e) So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in Junior Shares or in options, warrants or rights to subscribe for or purchase any Junior Shares), except as described in the immediately following sentence or as permitted in Sections 5(c)(v) and 5(d)(v), shall be declared and paid or declared and set apart for payment on any class or series of Parity Shares or Junior Shares for any period, nor shall any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration or any other distributions, or any monies be paid to or made available for a sinking fund for the redemption of any such shares, by the Corporation, directly or indirectly (other than (i) a purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with the requirements of an employee benefit or retention plan of the Corporation or any subsidiary thereof, (ii) a conversion into or exchange for Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares, (iii) a purchase or redemption pursuant to Article VII of the Charter or Section 7 below or (iv) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any Parity Shares), unless in each case full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and any Parity Shares, all dividends declared and paid on the Series A Preferred Stock and any Parity Shares shall be declared pro rata so that the amount of dividends declared and paid per share of Series A Preferred Stock and per Parity Share shall in all cases bear to each other the same ratio that accrued dividends per share of Series A Preferred Stock and per Parity Share (which shall not include any accrual in respect of unpaid dividends on any Parity Shares for past dividend periods if such Parity Shares are not entitled to have a cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f) Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Series A Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g) Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(h) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of Capital Stock or otherwise, is permitted under the MGCL with respect to any shares of any class or series of Capital Stock, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference (as defined below) will not be added to the Corporation’s total liabilities.

(i) “Set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

(4) Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any Junior Shares, the holders of the Series A Preferred Stock, after the payment of the Corporation’s debts and other liabilities, shall be entitled to receive $25.00 per share (the “Liquidation Preference”), plus an amount per share equal to any dividends (whether or not authorized or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders; and such holders of Series A Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts that would be payable on the Series A Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with any other corporation, trust or other entity, (ii) a statutory share exchange or (iii) a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall be deemed to be a liquidation, dissolution or winding up of the affairs, voluntary or involuntary, of the Corporation.

(b) Written notice of any distribution in connection with any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, no fewer than 30 nor more than 60 days prior to the payment date stated therein, to each holder of record of shares of Series A Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation.

(c) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(5) Optional Redemption.

(a) Except pursuant to Article VII of the Charter or Section 5(f) below or as otherwise permitted by paragraph (b) below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to March 21, 2018. On or after March 21, 2018, the Corporation, at its option, upon giving notice as provided below, may redeem the Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(c)(iv) below, any accrued and unpaid dividends on the Series A Preferred Stock (whether or not authorized or declared), to, but not including, the redemption date, without interest (the “Regular Series A Redemption Right”).

(b) At any time following a Change of Control (as defined below), the Corporation will have the option, upon giving notice as provided below, to redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which the Change of Control has occurred, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(d)(iv) below, any accrued and unpaid dividends on the Series A Preferred Stock (whether or not authorized or declared), to, but not including, the redemption date (the “Special Series A Redemption Right”). If the Corporation exercises its Special Series A Redemption Right in connection with a Change of Control following the occurrence of a Change of Control (or if the Corporation otherwise exercises its Regular Series A Redemption Right), holders of Series A Preferred Stock will not have the Change of Control Conversion Right described in Section 8(a) below.

A “Change of Control” shall be deemed to have occurred at such time when the following have occurred and are continuing:

(i) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), holds or acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition, transaction or series of purchases, mergers or other acquisitions, transactions of shares of the Corporation’s voting stock entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation’s voting stock (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NASDAQ Stock Market (“NASDAQ”), the New York Stock Exchange (the “NYSE”), or the NYSE Amex Equities (the “NYSE Amex”), or listed or quoted on an exchange or quotation system that is a successor to the NASDAQ, NYSE or the NYSE Amex.

As used herein, the term “voting stock” shall mean stock of any class or kind having the power to vote generally in the election of directors.

(c) The following provisions set forth the procedures for redemption pursuant to the Regular Series A Redemption Right.

(i) Notice of redemption pursuant to the Regular Series A Redemption Right will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (t) the redemption date; (u) the redemption price; (v) any conditions on redemption; (w) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder or the method for determining such number; (x) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates representing such shares, if any, and any other documents required in connection with the redemption; (y) the procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; and (z) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the day before such redemption date except as otherwise provided herein.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably set apart and deposit the redemption price (including, subject to Section 5(c)(iv) below, any accrued and unpaid dividends to, but not including, the redemption date) of the Series

A Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender any certificates representing such shares, if any, at the office of the bank or trust company on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including, subject to Section 5(c)(iv) below, any accrued and unpaid dividends to, but not including, the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) If fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to the Regular Series A Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose (including by electing to redeem only those shares of Series A Preferred Stock tendered for conversion pursuant to a Change of Control Conversion Right).

(iv) Except as described in the immediately following sentence, upon any redemption of Series A Preferred Stock, the Corporation shall pay any accrued and unpaid dividends to, but not including, the redemption date. If a redemption date falls after a record date for the determination of holders of Series A Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series A Dividend Payment Date, then the holders at the close of business on such record date of shares of Series A Preferred Stock called for redemption shall be entitled to receive the dividend payable on such shares of Series A Preferred Stock on the corresponding Series A Dividend Payment Date, notwithstanding the redemption of such shares of Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided in this Section 5(c)(iv) or in Section 5(d)(iv), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.

(v) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no shares of Series A Preferred Stock shall be redeemed pursuant to the Regular Series A Redemption Right unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock or Parity Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Junior Shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock or Parity Shares pursuant to Article VII of the Charter or Section 7 hereof or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of shares of

Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

(vi) If notice of redemption pursuant to the Regular Series A Redemption Right of any shares of Series A Preferred Stock has been given, if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption and if irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the day before the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, and from and after the redemption date, such shares of Series A Preferred Stock shall no longer be outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid dividends to, but not including, the redemption date; provided, however, if the redemption date falls after a record date for the determination of holders of Series A Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series A Dividend Payment Date, each holder of shares of Series A Preferred Stock so called for redemption at the close of business on such record date shall be entitled to the dividend payable on such shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such shares before such Series A Dividend Payment Date.

(d) The following provisions set forth the procedures for redemption pursuant to the Special Series A Redemption Right.

(i) Notice of redemption pursuant to the Special Series A Redemption Right will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (r) the redemption date; (s) the redemption price; (t) any conditions of redemption; (u) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder or the method for determining such number; (v) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates representing such shares, if any, and any other documents required in connection with the redemption; (w) the procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (x) that dividends on the shares to be redeemed will cease to accrue on the day before such redemption date except as otherwise provided herein; (y) that the Series A Preferred Stock is being redeemed pursuant to the Special Series A Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (z) that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined in Section 8(e)), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably set apart and deposit the redemption price (including, subject to Section 5(d)(iv) below, any accrued and unpaid dividends to, but not including, the redemption date) of the Series A Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender any certificates representing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including, subject to Section 5(d)(iv) below, any accrued and unpaid dividends to, but not including, the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) If fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to the Special Series A Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose (including by electing to redeem only those shares of Series A Preferred Stock tendered for conversion pursuant to a Change of Control Conversion Right).

(iv) Except as described in the immediately following sentence, upon any redemption of Series A Preferred Stock, the Corporation shall pay any accrued and unpaid dividends to, but not including, the redemption date. If a redemption date falls after a record date for the determination of holders of Series A Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series A Dividend Payment Date, then the holders at the close of business on such record date of shares of Series A Preferred Stock called for redemption shall be entitled to receive the dividend payable on such shares of Series A Preferred Stock on the corresponding Series A Dividend Payment Date, notwithstanding the redemption of such shares of Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided in Section 5(c)(iv) or in this Section 5(d)(iv), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.

(v) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no shares of Series A Preferred Stock shall be redeemed pursuant to the Special Series A

Redemption Right unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock or Parity Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Junior Shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock or Parity Shares pursuant to Article VII of the Charter or Section 7 hereof or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

(vi) If notice of redemption pursuant to the Special Series A Redemption Right of any shares of Series A Preferred Stock has been given, if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption and if irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the day before the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, and from and after the redemption date, such shares of Series A Preferred Stock shall no longer be outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid dividends to, but not including, the redemption date; provided, however, if the redemption date falls after a record date for the determination of holders of Series A Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series A Dividend Payment Date, each holder of shares of Series A Preferred Stock so called for redemption at the close of business on such record date shall be entitled to the dividend payable on such shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such shares before such Series A Dividend Payment Date.

(e) Any shares of Series A Preferred Stock that shall at any time have been redeemed, repurchased or otherwise reacquired by the Corporation shall, after such redemption, repurchase or other reacquisition, have the status of authorized but unissued shares of Preferred Stock, without further designation as to class or series, until such shares are reclassified by the Board of Directors.

(f) In accordance with Article VII of the Charter and Section 7(d) below, shares of Series A Preferred Stock shall be redeemable to preserve the status of the Corporation as a REIT for United States federal income tax purposes. In the event of any redemption of shares of Series A Preferred Stock pursuant to Section 7.2.2 of the Charter or Section 7(d) below, such redemption shall be made in accordance with the terms and conditions set forth in Section 5(c) above (except that the Corporation shall not be required to provide the notice called for by 5(c)(i) or comply with Section 5(c)(iii)). If the Corporation calls for the redemption of any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(f), then the redemption price for such shares will be an amount in cash equal to $25.00 per share plus any accrued and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date.

(g) So long as no dividends on the Series A Preferred Stock are in arrears and subject to applicable law, the Corporation may, at any time and from time to time, purchase any or all Series A Preferred Stock or Parity Shares in the open market, by tender or by private agreement.

(6) Voting Rights.

(a) Holders of Series A Preferred Stock will not have any voting rights, except as set forth in this Section 6.

(b) Whenever dividends on any Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board shall automatically be increased by two, unless the number of directors has already been so increased pursuant to the terms of any class or series of Voting Preferred Shares (as defined below), and the holders of Series A Preferred Stock (voting together as a single class with the holders of any other class or series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (each, a “Preferred Stock Director” and together, the “Preferred Stock Directors”) at a special meeting of stockholders called by the holders of at least 20% of the outstanding shares of Series A Preferred Stock (or the holders of at least 20% of the outstanding shares of Voting Preferred Shares) if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at the Corporation’s sole discretion, a separate special meeting of stockholders to be held no later than 90 days after the Corporation’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accrued dividends on the Series A Preferred Stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment in full. The Preferred Stock Directors shall be elected by a majority of the votes cast by the holders of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in this Section 6(b) and any other Voting Preferred Shares (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

(c) If and when all accrued dividends in arrears on the Series A Preferred Stock for all past dividend periods shall have been paid in full or declared and a sum sufficient for the payment thereof set apart for such payment, the holders of the Series A Preferred Stock shall be divested of the voting rights as described in Section 6(b) (subject to revesting in the event of each and every Preferred Dividend Default) and, unless holders of any other outstanding Voting Preferred Shares retain the right to elect such Preferred Stock Directors, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors shall be reduced accordingly. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth as described in Section 6(b) and the holders of any outstanding Voting Preferred Shares (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by the holders of Series A Preferred Stock when they have the voting rights set forth as described in Section 6(b) and any outstanding Voting Preferred Shares (voting together as a single class). The Preferred Stock Directors shall each be entitled to cast one vote per director on any matter before the Board.

(d) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without, in addition to any other vote or consent of stockholders required by the Charter, the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with any outstanding Parity Shares upon which like voting rights have been conferred and are exercisable and with which the holders of the Series A Preferred Stock are entitled to vote together as a single class on such matters: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Capital Stock expressly designated ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or reclassify any authorized shares of Capital Stock into any such shares, or create, authorize or issue any obligations or security exchangeable or convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (provided that if the amendment does not affect equally the rights, preferences, privileges or voting powers of the Series A Preferred Stock and each other class or series of Parity Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such class or series so affected is required); provided, however, that with respect to the occurrence of a merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets, so long as (a) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (b) the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series A Preferred Stock. In addition, the Corporation may create additional classes or series of Parity Shares and Junior Shares, amend the Charter and these Articles Supplementary to increase the total number of authorized shares of Capital Stock and the authorized number of Parity Shares (including the Series A Preferred Stock) and Junior Shares and issue additional classes or series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Stock, and any such creation, amendment or issuance shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

(e) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote per $25.00 of liquidation preference (excluding amounts with respect to accrued and unpaid dividends). If the holders of Series A Preferred Stock and Voting Preferred Shares are entitled to vote together as a single class on any matter, the Series A Preferred Stock and the Voting Preferred Shares shall vote in proportion to their respective liquidation preferences.

(f) Holders of Series A Preferred Stock shall not be entitled to vote if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or made available at the office of the registrar and transfer agent for the Series A Preferred Stock to effect such redemption.

(g) Except as expressly stated in this Section 6, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series A Preferred Stock shall have exclusive voting rights on any amendment to the Charter (including these Articles Supplementary) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock.

(h) Notwithstanding the foregoing, holders of any classes or series of Preferred Stock that the Corporation may issue ranking on a parity with the Series A Preferred Stock shall not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series A Preferred Stock and such other class or series of Preferred Stock equally.

(7) Restrictions on Transfer and Ownership.

(a) Definitions. For the purposes of this Section 7, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter and all references to Sections are references to sections of these Articles Supplementary unless otherwise indicated. The following terms shall have the following meanings:

“Series A Charitable Beneficiary” shall mean one or more beneficiaries of the Series A Trust as determined pursuant to Section 7(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Series A Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7(b), would Beneficially Own or Constructively Own shares of Series A Preferred Stock in violation of the provisions of Section 7(b)(i) or 7(b)(ii), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series A Prohibited Owner would have so owned.

“Series A Preferred Stock Ownership Limit” shall mean 9.9% (in value or in number of shares, whichever is more restrictive), or such higher or lower percentage as the Board of Directors shall from time to time determine pursuant to Section 7(i)(ii), of the aggregate of the outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, for purposes of determining the percentage ownership (by value or number of shares) of Series A Preferred Stock by any Person, shares of Series A Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of outstanding shares of Series A Preferred Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

“Series A Trust” shall mean any trust provided for in Section 7(c)(i) below.

“Series A Trustee” shall mean the Person unaffiliated with the Corporation and a Series A Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series A Trust.

(b) Restriction on Transfer and Ownership.

(i) During the period commencing on the Series A Original Issue Date and prior to the Restriction Termination Date, but subject to Section 7(k), except as provided in Section 7(i), no Person shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Preferred Stock Ownership Limit.

(ii) During the period commencing on the Series A Original Issue Date and prior to the Restriction Termination Date, but subject to Section 7(k), except as provided in Section 7(i), no Person shall Beneficially Own or Constructively Own shares of Series A Preferred Stock which, taking into account the shares of Common Stock into which it is convertible and any other Capital Stock Beneficially Owned or Constructively Owned by such Person, would result in the Person’s ownership of shares of Common Stock in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.

(iii) If any Transfer of shares of Series A Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of any other national securities exchange or automated inter dealer quotation system) or other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 7(b)(i) or 7(b)(ii), (A) then that number of shares of the Series A Preferred Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7(b)(i) or 7(b)(ii) (rounded up to the nearest whole share) shall be automatically transferred to a Series A Trust for the benefit of a Series A Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or (B) if the transfer to the Series A Trust described in clause (A) of this sentence does not occur or would not be effective for any reason to prevent the violation of Section 7(b)(i) or 7(b)(ii), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 7(b)(i) or 7(b)(ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(iv) For the avoidance of doubt, the Series A Preferred Stock and the transfer and ownership thereof shall also be subject to the provisions contained in Article VII of the Charter.

(c) Transfers of Series A Preferred Stock in Series A Trust.

(i) Upon any purported Transfer or other event described in Section 7(b)(iii) that would result in a transfer of shares of Series A Preferred Stock to a Series A Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Series A Trustee as trustee of a Series A Trust for the exclusive benefit of one or more Series A Charitable Beneficiaries. Such transfer to the Series A Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series A Trust pursuant to Section 7(b)(iii). The Series A Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series A Prohibited Owner. Each Series A Charitable Beneficiary shall be designated by the Corporation as provided in Section 7(c)(vi).

(ii) Shares of Series A Preferred Stock held by the Series A Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Corporation. The Series A Prohibited Owner shall have no rights in the shares held by the Series A Trustee. The Series A Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series A Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series A Trust.

(iii) The Series A Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Series A Trust, which rights shall be exercised for the exclusive benefit of the Series A Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee shall be paid by the recipient of such dividend or distribution to the Series A Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series A Trustee. Any dividend or distribution so paid to the Series A Trustee shall be held in trust for the Series A Charitable Beneficiary. The Series A Prohibited Owner shall have no voting rights with respect to shares held in the Series A Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Series A Trustee, the Series A Trustee shall have the authority (at the Series A Trustee’s sole discretion) (A) to rescind as void any vote cast by a Series A Prohibited Owner prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee and (B) to recast such vote in accordance with the desires of the Series A Trustee acting for the benefit of the Series A Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series A Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 7, until the Corporation has received notification that shares of Series A Preferred Stock have been transferred into a Series A Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trust, the Series A Trustee of the Series A Trust shall sell the shares held in the Series A Trust to a person or persons, designated by the Series A Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7(b)(i) or 7(b)(ii). Upon such sale, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner and to the Series A Charitable Beneficiary as provided in this Section 7(c)(iv). The Series A Prohibited Owner shall receive the lesser of (A) the price paid by the Series A Prohibited Owner for the shares or, if the Series A Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Series A Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Series A Trust and (B) the price per share received by the Series A Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series A Trust. The Series A Trustee may reduce the amount payable to the Series A Prohibited Owner by the amount of dividends and distributions which have been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 7(c)(iii). Any net sales proceeds in excess of the amount payable to the Series A Prohibited Owner shall be immediately paid to the Series A Charitable Beneficiary, together with any dividends or distributions thereon. If, prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trustee, such shares are sold by a Series A Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series A Trust and (B) to the extent that the Series A Prohibited Owner received an amount for such shares that exceeds the amount that such Series A Prohibited Owner was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Series A Trustee upon demand.

(v) Shares of Series A Preferred Stock transferred to the Series A Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share in the transaction that resulted in such transfer to the Series A Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Series A Prohibited Owner by the amount of dividends and distributions which has been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 7(c)(iii). The Corporation may pay the amount of such reduction to the Series A Trustee for the benefit of the Series A Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series A Trustee has sold the shares held in the Series A Trust pursuant to Section 7(c)(iv). Upon such a sale to the Corporation, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner and any dividends or other distributions held by the Series A Trustee with respect to such Series A Preferred Stock shall thereupon be paid to the Series A Charitable Beneficiary.

(vi) By written notice to the Series A Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series A Charitable Beneficiary of the interest in the Series A Trust such that (A) the shares of Series A Preferred Stock held in the Series A Trust would not violate the restrictions set forth in Section 7(b)(i) or 7(b)(ii) in the hands of such Series A Charitable Beneficiary and (B) each such organization must be described in Section 501(c)(3) of the Code and contributions to such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(d) Remedies For Breach. If the Board of Directors or any duly authorized committee thereof or other designee if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7(b)(i) or 7(b)(ii) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 7(b)(i) or 7(b)(ii) (whether or not such violation is intended), the Board of Directors or a committee thereof or other designee if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7(b)(i) or 7(b)(ii) shall automatically result in the transfer to the Series A Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof or other designee.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 7(b)(i) or 7(b)(ii) or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Series A Trust pursuant to the provisions of Section 7(b)(iii) shall give immediate written notice to the Corporation of such event and, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f) From the Series A Original Issue Date and prior to the Restriction Termination Date, (i) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Series A Preferred Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Series A Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall promptly provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Series A Preferred Stock Ownership Limit; and (ii) each Person who is a Beneficial Owner or Constructive Owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Series A Preferred Stock Ownership Limit.

(g) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7 (but subject to Section 7(k)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7, including any definition contained in Section 7(a) or any defined term used in this Section 7 but defined in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it. In the event this Section 7 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 7. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(d)) acquired Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock in violation of Section 7(b)(i) or 7(b)(ii), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series A Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 7.2.1(a)(iv) of the Charter, the Board of Directors of the Corporation, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Series A Preferred Stock Ownership Limit, the restrictions contained in Section 7(b)(ii) and/or the restrictions contained in Section 7.2.1(a)(iii) of the Charter, as the case may be, if the Board of Directors determines, in its sole discretion, that such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

(ii) Subject to Section 7.2.1(a)(iv) of the Charter and the rest of this Section 7(i)(ii), the Board of Directors may from time to time increase or decrease the Series A Preferred Stock Ownership Limit for one or more Persons and increase or decrease the Series A Preferred Stock Ownership Limit for all other Persons; provided, however, that the decreased Series A Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership of Series A Preferred Stock is in excess of such decreased Series A Preferred Stock Ownership Limit, until such time as such Person’s percentage ownership of Series A Preferred Stock equals or falls below the decreased Series A Preferred Stock Ownership Limit, but any further acquisition of Series A Preferred Stock in excess of such percentage ownership of Series A Preferred Stock will be in violation of the Series A Preferred Stock Ownership Limit and, provided further, that the new Series A Preferred Stock Ownership Limit would not allow five or fewer Persons who are considered individuals pursuant to Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code to Beneficially Own more than 49.9% in number or value of the outstanding shares of Capital Stock or otherwise result in the Corporation failing to qualify as a REIT.

(iii) Prior to granting any exception pursuant to Section 7(i)(i) above, the Board of Directors shall require the Person seeking such exemption to make such representations, covenants and undertakings as are reasonably necessary to ensure that such Person’s Beneficial Ownership or Constructive Ownership of such shares of Series A Preferred Stock will not violate Section 7.2.1(a)(ii) or (iv) of the Charter and to agree that any violation or attempted violation of such representation or undertaking (or other action which is contrary to the restrictions otherwise contained in this Articles Supplementary) will result in such shares of Series A Preferred Stock being automatically transferred to the Series A Trust in accordance with Section 7(c) and/or may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(j) Legends. Each certificate for Series A Preferred Stock, if certificated, or notice or confirmation with respect to any uncertificated shares of Series A Preferred Stock, shall bear substantially the following legend in addition to any legends required to comply with federal and state securities laws or the Charter:

Subject to certain further restrictions and except as expressly provided in the Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Series A Preferred Stock in excess of the Series A Preferred Stock Ownership Limit and (ii) no Person shall Beneficially Own or Constructively Own shares of the Corporation’s Series A Preferred Stock which, taking into account the shares of Common Stock into which it is convertible and any other stock of the Corporation Beneficially Owned or Constructively Owned by such Person, would result in the Person owning shares of the Common Stock in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Series A Preferred Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Series A Preferred Stock represented hereby will be automatically transferred to a Series A Trustee of a Series A Trust for the benefit of one or more Series A Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

Instead of the foregoing legend, the certificate or notice, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability of the shares to a stockholder on request and without charge. If shares of Series A Preferred Stock are issued without a certificate, the foregoing legend or the foregoing statement shall also be included in the written statement of information to the stockholder, if one is sent to any stockholder who is issued shares without a certificate.

(k) NASDAQ Transactions. Nothing in this Section 7 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ, the NYSE, the NYSE Amex or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 7 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 7.

(l) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 7.

(m) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(n) Modification. In accordance with Section 2-105(b) of the MGCL, this Section 7 may be modified by the Board of Directors, without a stockholder vote, provided that (i) the Board of Directors determines that such modification is necessary or advisable to assist the Corporation in qualifying as a REIT as a result of a change in the provisions of the Code or any regulation thereunder, published ruling or interpretation of such provisions or regulation, relating to the requirements to qualify as a REIT; (ii) upon such determination, the Board of Directors adopts a resolution setting forth such modification; and (iii) the Corporation files a certificate of notice, in accordance with Section 1-207.1(a) and (b)(2) of the MGCL, that sets forth the modification.

(o) Code References. Any reference to a particular section of the Code shall include references to any successor provision.

(8) Conversion Upon a Change of Control. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series A Preferred Stock pursuant to the Regular Series A Redemption Right or Special Series A Redemption Right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 liquidation preference plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, in which case no additional amount for any accrued and unpaid dividend that will be paid on such Series A Dividend Payment Date will be included in this sum), by (B) the Common Stock Price (such quotient, the “Conversion Rate”), and (ii) 1.7864 (the “Share Cap”), subject to the immediately succeeding paragraph; subject in each case to the other provisions of this Section 8(a).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 1.7864 shares of Common Stock (or equivalent Alternative Conversion Consideration), subject to increase to the extent the underwriters’ option to purchase additional shares of Series A Preferred Stock in the initial public offering of Series A Preferred Stock is exercised, not to exceed 1.7864 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series A Preferred Stock is increased and the Corporation issues such additional shares of Series A Preferred Stock (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets, including any combination thereof (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder of shares of Series A Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of shares of Series A Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of Common Stock that affirmatively made such an election (if electing between two types of consideration) or holders of a plurality of the shares of Common Stock that affirmatively made such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

As used herein, “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (A) the average of the closing sale prices per share of Common Stock on the principal U.S. securities exchange on which the Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (B) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if Common Stock is not then listed for trading on a U.S. securities exchange.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of the occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right, which shall be a business day not earlier than five days before the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock pursuant to the Regular Series A Redemption Right or Special Series A Redemption Right, the holder will not be able to convert shares of Series A Preferred Stock that are to be redeemed and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series A Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock. The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 8(c) that is no less than 25 days nor more than 40 days after the date on which the Corporation gives such notice pursuant to paragraph 8(c).

(f) Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been tendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or notice of withdrawal, as applicable, shall comply with applicable procedures of the Depository Trust Company.

(g) Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Regular Series A Redemption Right or Special Series A Redemption Right. Holders of Series A Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem prior to the Change of Control Conversion Date. Accordingly, if the Corporation has provided a redemption notice with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their Change of Control Conversion right in respect of any of the shares that have been called for redemption, and such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the redemption price therefor in accordance with Section 5.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock shall be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock or the Alternative Conversion Consideration, as the case may be, to the extent that receipt of such Common Stock or the Alternative Conversion Consideration would cause such holder (or any other person) to violate any restrictions on ownership or transfer contained in Article VII of the Charter or Section 7 of these Articles Supplementary or the governing document of the surviving entity, as the case may be, or any federal or state securities laws or stock exchange rules applicable to the Corporation or the surviving entity, as the case may be.

(j) Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a record date for a Series A Preferred Stock dividend payment will be entitled to receive the dividend payable on the corresponding Series A Dividend Payment Date notwithstanding the conversion of those shares after such record date and on or prior to such Series A Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Series A Dividend Payment Date to the persons who were the holders of record at the close of business on such record date. Except as provided in this Section 8(j), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.

(9) Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will (a) post to its website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will post to its website or mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors and a duly authorized committee thereof under the authority contained in Article VI of the Charter.

THIRD: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: These Articles Supplementary have been approved by the Board of Directors and a duly authorized committee thereof in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Executive Vice President, Chief Financial Officer and Secretary on this 20th day of March, 2013.

ATTEST:	SABRA HEALTH CARE REIT, INC.

/s/ Harold W. Andrews, Jr.	By:	/s/ Richard K. Matros	(SEAL)
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary		Richard K. Matros Chairman, President and Chief Executive Officer